Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2011 THIRDQUARTER FINANCIAL

RESULTS AND OPERATIONAL UPDATE

HAYWARD, Calif., November 1, 2011 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced financial results and business highlights for the quarter ended September 30, 2011.

Financial Results:

Total operating expenses for the third quarter ended September 30, 2011 were $23.4 million, as compared to $8.4 million for the same period in 2010. For the nine months ended September 30, 2011, total operating expenses were $64.7 million, as compared to $22.8 million for the same period in 2010. Increased operating expenses in the third quarter of 2011 can be primarily attributed to the continued development and manufacturing of blisibimod (A-623), Anthera’s Phase 2b product that inhibits both soluble and membrane-bound BAFF in patients with Systemic Lupus Erythematosus (SLE), and to the enrollment of our Phase 3 VISTA-16 cardiovascular study (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome—16 Weeks).

Anthera ended the third quarter of 2011 with approximately $93.3 million in cash and cash equivalents and short-term investments. This is compared to $112.1 million in cash and cash equivalents and short-term investments for the second quarter ended June 30, 2011.

In conjunction with the release of the third quarter 2011 financial report, Anthera will host a conference call at 5 pm Eastern Time today, November 1, 2011. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190. The Conference ID is 22066672. To access the 24-hour audio replay, U.S. and Canadian participants may dial (855) 859-2056; international participants may dial (404) 537-3406. The conference ID for the replay is 22066672. The audio replay will be available until November 8, 2011.

Recent Business Highlights and Upcoming Events:

Clinical

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VISTA-16, our Phase 3 pivotal study evaluating the benefit of early varespladib treatment in high-risk Acute Coronary Syndrome (ACS) patients, remains on track to accrue the final event during Q1 2012. At the end of the third quarter, VISTA-16hadaccruedover 275Major Adverse Cardiovascular Events (MACE) thatare subject to final adjudication and may qualify as a primary endpoint event. The Company is actively collecting datafor presentation to the Data Safety Monitoring Board(DSMB) for the interim efficacy analysis of VISTA-16, which we expect to take place in Q4 2011.

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Subsequent to the end of Q3, enrollment in the Phase 2b PEARL-SC clinical study has been completed (N=547). Top-line efficacy data is expected in mid-2012. The PEARL-SC study is examining the therapeutic benefit of monthly and weeklysubcutaneous blisibimod (A-623) in SLE patients. The primary endpoint of the PEARL-SC study will be an SLE responder index. In Q4 2011, a blinded B-cell analysis will be conducted by an independent statistician to examine the pharmacologic dose-related effect of blisibimod on total B-cell levels at multiple time points. B-cells are believed to be implicated in the development of SLE.

Manufacturing

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The Company completed its first blisibimod (A-623) GMP purification campaign. The lot has passed all release specifications and was released for clinical use in the PEARL-SC clinical study. The data from this GMP campaign was submitted to FDA as a part of the Comparability Plan for blisibimod.

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The Company successfullycompleted an initialGMP fermentation process of3,000 liters. Drug substance purified from this fermentation will be tested and released for clinical use in Q4 2011. Data from this GMP fermentation campaign will be submitted to the FDA as part of the blisibimod comparability plan.

Regulatory

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Subsequent to the end of the third quarter, the Company submitted a protocol amendment to the FDA for the PEARL-SC clinical study proposing a modification in the primary efficacy SLE response index to require a larger decrease in the SELENA-SLEDAI clinical assessment score. The proposed primary endpoint will require patients to demonstrate a greater than or equal to five (>5) point reduction in the SELENA-SLEDAI, a well-recognized clinical assessment of lupus activity. The proposed amendment also includes an option for an interim efficacy analysis to be conducted by an independent statistician after the 350th enrolled subject has reached the 24 week time point of the study. A successful interim analysis would require a statistically significant improvement of the pre-defined SLE responder index for at least two pre-defined time points between week 16 and week 28. It is anticipated the proposed interim efficacy analysis would be completed in Q1 2012 with the possibility of stopping the study early for efficacy utilizing a predefined statistical threshold.

Intellectual Property

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The U.S. Patent and Trademark Office has given the Company a Notice of Allowance for U.S. Patent Application No. 12/114,710 entitled “Treatment of cardiovascular disease and dyslipidemia using secretory phospholipase A2 (sPLA2) inhibitors and sPLA2 inhibitor combination therapies.” The patent grants Anthera exclusive rights to compositions containing varespladib and any statins such as Lipitor® (atorvastatin calcium) or Crestor® (rosuvastatin calcium) through May 2029. The U.S. Patent and Trademark Office further notified the Company that following issuance, the patent will receive a Patent Term Adjustment of 390 days.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623). Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease. Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510-856-5586.

	ANTHERA PHARMACEUTICALS, INC.
	A Development Stage Company
	STATEMENTS OF OPERATIONS
	(unaudited)
	(in thousands except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
OPERATING EXPENSE:
Research and development	$21,546	$6,885	$58,449	$18,565
General and administrative	1,824	1,510	6,260	4,244

Total operating expense	23,370	8,395	64,709	22,809

LOSS FROM OPERATIONS:	(23,370)	(8,395)	(64,709)	(22,809)

OTHER INCOME (EXPENSE):
Other income/ (expense)	(153)	61	421	76
Interest expense	(920)		(1,891)	(845)
Warrant mark to market adjustment	—	—	—	(3,796)

Total other income (expense)	(1,073)	61	(1,470)	(4,565)

NET LOSS	$(24,443)	$(8,334)	$(66,179)	$(27,374)

Net loss per share—basic and diluted	$(0.60)	$(0.36)	$(1.83)	$(1.40)

Weighted-average number of shares used in per share calculation— basic and diluted	40,746,938	22,964,279	36,237,923	19,567,058

	ANTHERA PHARMACEUTICALS, INC.
	A Development Stage Company
	BALANCE SHEET DATA
	(unaudited)
	(in thousands except share amounts)

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$89,526	$40,030
Short term investments	$3,735	$23,351
Total assets	$95,580	$65,263
Total current liabilities	$23,784	$8,005
Total notes payable	$23,950	$—
Deficit accumulated during development stage	$(171,823)	$(105,644)
Total shareholders’ equity	$47,668	$57,258
Common shares outstanding	40,899,668	32,853,032